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[TRIQUINT SEMICONDUCTOR LETTERHEAD]

FOR MORE INFORMATION CONTACT:

JOSEPH I. MARTIN                                 HEIDI A. FLANNERY
CHIEF FINANCIAL OFFICER                          INVESTOR RELATIONS COUNSEL
TRIQUINT SEMICONDUCTOR, INC.                     FI. COMM
(503) 644-3535, EXT. 1380                        (503) 221-7403


FOR IMMEDIATE RELEASE--BUSINESS AND FINANCIAL EDITORS


                        TRIQUINT SEMICONDUCTOR, INC. ANNOUNCES
                        FINANCING OF ITS NEW SEMICONDUCTOR FAB

BEAVERTON, OREGON -- May 23, 1996 -- TriQuint Semiconductor, Inc. (NASDAQ: TQNT) today announced that it had obtained financing for the construction of its new 187,000 square foot semiconductor manufacturing and office complex in Hillsboro, Oregon. This transaction will be in the form of a $45 million, five year operating lease through Wolverine Leasing Corporation with financing provided by US Bank.

"We are very excited about being able to put in place this financing arrangement for our new fab and office building", said Joe Martin, the Company's Chief Financial Officer. "Our follow-on stock offering in September 1995 allowed the Company to obtain excellent financing terms, which we believe will contribute to improved earnings. We were also very happy to be able to secure this financing from U.S. Bank who has been TriQuint's primary banking institution since the Company's inception", concluded Mr. Martin.

TriQuint Semiconductor, Inc., is a leading manufacturer of radio frequency (RF), analog and mixed signal gallium arsenide (GaAs) integrated circuits. The Company produces standard and customer specific ICs for high performance wireless, telecommunications, and computer systems, and also offers GaAs manufacturing services. TriQuint is certified to the ISO9001 International Quality Standard. TriQuint (TQNT) has been listed on the Nasdaq stock exchange since December, 1993. The Company's headquarters are located at 3625A S.W. Murray Blvd., Beaverton, Oregon 97005.